AMENDMENT TO MUTUAL FUND GLOBAL CUSTODY AGREEMENT

This AMENDMENT TO MUTUAL FUND GLOBAL CUSTODY AGREEMENT (the “Amendment”) dated this 6th day of September, 2006 is hereby entered into by and between The Nottingham Investment Trust II, a Massachusetts business trust (“Trust”), and U.S. Bank National Association, a national banking association (“U.S. Bank”).

WHEREAS, the Trust previously entered into a Mutual Fund Global Custody Agreement dated June 19, 2000, a Rule 17f-5 Amendment to the Mutual Fund Global Custody Agreement dated June 19, 2000, an Addendum to Rule 17f-5 Amendment to the Mutual Fund Global Custody Agreement dated September 17, 2002, and a Rule 17f-7 Amendment to the Mutual Fund Global Custody Agreement dated June 28, 2001 (collectively, the “Agreement”) with Wachovia Bank, National Association (“Wachovia”), successor to First Union National Bank, pursuant to which the Trust established a custodian account (“Custodian Account”) and custodial relationship (“Custodial Relationship”) with Wachovia serving as Foreign Custody Manager; and

WHEREAS, effective December 30, 2005, Wachovia sold its institutional custody services business, including the Custodial Account and Custodial Relationship referenced above, to U.S. Bank; and

WHEREAS, the parties desire to amend the Agreement to reflect the change in custodian under the Agreement from Wachovia to U.S. Bank; and

WHEREAS, Section 29 of the Agreement allows for its amendment.
NOW, THEREFORE, the parties agree as follows:

1.         U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank hereby represents and warrants to the Trust as follows: (i) U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency; (ii) U.S. Bank is qualified to establish and maintain the Custodial Account and Custodial Relationship and to act as custodian under the governing documents thereof, including the Agreement; (iii) Wachovia has assigned to U.S. Bank, and U.S. Bank has assumed, all of Wachovia’s powers, rights, functions, duties and interests under the Agreement; (iv) U.S. Bank is eligible and satisfies all applicable requirements and qualifications to become successor to Wachovia under the Agreement; and (v) U.S. Bank covenants and agrees to perform all duties and obligations of Wachovia as provided in the Agreement and subject to the provisions currently set forth therein.

2.         All references to First Union National Bank and/or Wachovia Bank, N.A. in the Agreement shall be replaced with U.S. Bank, N.A.

3.         Exhibit A to the Rule 17f-5 Amendment to the Mutual Fund Global Custody Agreement is hereby deleted in its entirety and replaced with the attached new Exhibit A.

4.         Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

[Signature Page to First Amendment to Individual Custodian Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date and year first written above.

The nottingham	U.S. BANK, N.A.
INVESTMENT TRUST II
By: /s/ Julian G. Winters	By: /s/ Michael R. McVoy
Name: Julian G. Winters	Name: Michael R. McVoy
Title: Secretary	Title: Vice President

Exhibit A

Foreign Custody Manager Guidelines

The Trustees have reviewed and authorized the Fund to invest in the following foreign countries:

Australia

Austria

Belgium

Bermuda

Brazil

Canada

China

Denmark

Finland

France

Germany

Greece

Hong Kong

India

Ireland

Israel

Italy

Japan

Korea

Luxembourg

Mexico

Netherlands

New Zealand

Norway

Peru

Philippines

Portugal

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States